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                                                                    Exhibit 8.2


                   [Simpson Thacher & Bartlett LLP Letterhead]


                                                           August 6, 2004


Distribucion y Servicio D&S S.A.
Avenida Presidente Eduardo Frei Montalva 8301
Quilicura
Santiago, Chile (56-2) 200-5000


Ladies and Gentlemen:

                  We have acted as United States federal income tax counsel to Distribucion y Servicio D&S S.A. (sociedad anonima abierta), an open stock corporation organized under the laws of the Republic of Chile (the "Company"), in connection with the Registration Statement on Form F-3 (File No. 333-117686) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of 37,134,885 ADR rights. Each ADR right entitles holders of the Company's American Depositary Shares (the "ADSs"), evidenced by American Depositary Receipts ("ADRs"), to purchase one new ADS. The ADRs evidencing the ADSs will be issued pursuant to a deposit agreement (the "Deposit Agreement"), dated as of October 7, 1997, among the Company, JPMorgan Chase Bank (formerly known as "Morgan Guaranty Trust Company of New York"), as depositary, and all holders from time to time of the ADRs issued thereunder.

                  We have examined the Registration Statement and the Deposit Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

                  In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
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                                       -2-


                  Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth in the Registration Statement under the caption "Taxation - United States Tax Considerations," insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

                  We do not express any opinion herein concerning any law other than the federal tax law of the United States.

                  We hereby consent to the filing of this opinion letter as
Exhibit 8.2 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                       Very truly yours,


                                       SIMPSON THACHER & BARTLETT LLP